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                                                                    Exhibit 10.3


                              EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement") is entered into this 16th day of November, 2000, by and between William C. Bullock, Jr. ("Bullock") and Merrill Merchants Bancshares, Inc. (the "Company").

                                    PREAMBLE

     WHEREAS, Bullock has served as Chairman of the Board of Directors of the Company and Chairman of the Board of Directors of Merrill Merchants Bank (the "Bank") since their inception;

     WHEREAS, Bullock will continue as a member of the Board of Directors of the Company and the Bank for the remainder of his current respective terms;

     WHEREAS, Bullock intends to stand for re-election to the Board of Directors of the Company and Bank upon the expiration of his current respective terms and desires to provide for representation on the Board of Directors by himself or another designee of The Bullock Family Trust (the "Trust") or of his immediate family for so long as the Trust and/or his immediate family owns more than three percent (3%) of the Common Stock of the Company; and

     WHEREAS, Bullock has gained much valuable experience and knowledge beneficial to the Company and he has agreed to provide advisory and related services to the Company and the Bank;

     NOW THEREFORE, for and in consideration of the promises and other good and valuable consideration set forth herein, the parties agree as follows.

                                    AGREEMENT

     1.0 SERVICES

     1.1 In addition to his services as a Director, Bullock shall provide the following services (the "Services") to the Company as directed by the Company for as long as he serves as a member of the Board of Directors of the Company or of the Bank:

     a. Render advisory services and provide the Company the benefit of his special knowledge, skill, contacts, good will and business experience in the areas of banking and investment decisions;

     b. Keep informed as to the operation of the Company and its subsidiaries and, as an advisor and consultant, promote their financial welfare;


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     c. Undertake such services, duties, tasks and responsibilities related to the operations and continued development of the business of the Company as the Company may from time to time reasonably request; and

     d. Perform various other duties and responsibilities as agreed to by the Company and Bullock with respect to the Company's business and expansion thereof.

     1.2 Bullock shall perform the Services under the direction of the Chief Executive Officer of the Company. The Company shall provide to Bullock all necessary and appropriate office space and support staff, including secretarial support, for the provision of Services. Notwithstanding the scope of the Services, the parties agree that the provision of the Services by Bullock is not a, and does not require a, full-time commitment by Bullock.

     1.3 Bullock covenants that he shall:

     a. Perform the Services with due diligence and reasonable care;

     b. Keep the Company currently informed on matters arising under or pertaining to the Services;

     c. Maintain and furnish to the Company upon request accurate and complete records of any reimbursed expenses; and

     d. Comply in all material respects with all applicable federal, state and local laws, rules and regulations in the performance of the Services.

     1.4 Bullock's relationship in the provision of Services under this Agreement shall be construed solely to be that of an independent contractor.

     2.0 COMPENSATION

     2.1 In consideration for Bullock's performance of Services, effective as of January 1, 2001, the Company shall pay and/or provide:

     a. Two thousand dollars ($2,000.00) per month in base compensation paid through and including the month of December 2006 (in the event of the untimely death of Bullock prior to December 2006, such compensation shall be paid to his spouse through that date), and one thousand dollars ($1,000.00) per month thereafter (payable to his spouse for the remainder of her life in the event Bullock is survived by his spouse) (for purposes of this Agreement, Bullock's spouse shall mean Edith Bullock, the person to whom he is married as of the date of this Agreement);

     b. Benefits in form and substance identical or equivalent to all employment benefits (including health insurance, dental insurance, life insurance, extended care insurance, and disability insurance) now or hereafter offered to executive officers of the Company and/or the


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Bank through and including the month of December 2006 (in the event of the untimely death of Bullock prior to December 2006, such benefits shall be provided to his spouse through that date);

     c. Use of a new leased vehicle every two years through December 2006, such vehicle to be equivalent or similar to the vehicle currently leased and provided to Bullock;

     d. Use of a gasoline credit card and long distance telephone card of the Company or Bank through December 2006; and

     e. Legal, investment banking, and related and associated fees and expenses incurred by the Trust and/or Bullock, his spouse, or one or more of his children or grandchildren, in the process of liquidating its, his, her or their ownership of stock in the Company, through a secondary underwriting, to the extent such payment by the Company is not inconsistent with any otherwise applicable federal, state, or local law (including common law) or regulation, or with the Articles of Incorporation and Bylaws of the Company or the Bank, and provided Bullock is not in material breach of this Agreement.

     2.2 For his services as a member of the Board of Directors of the Company and/or the Bank, Bullock will in addition receive any and all directors' fees and other compensation or reimbursements (for travel or otherwise) provided generally to non-Bank employee Directors of the Company and/or the Bank.

     3.0 SERVICE ON THE BOARD OF DIRECTORS OF THE BANK AND THE COMPANY

     3.1 To the extent not inconsistent with any otherwise applicable federal, state, or local law (including common law) or regulation, or with the Articles of Incorporation and Bylaws of the Company or the Bank, and for so long as Bullock is not in material breach of this Agreement, the Company agrees that it will re-elect Bullock to serve additional successive one-year terms as a member of the Board of Directors of the Bank until the first annual meeting of the shareholders of the Bank following Bullock's seventieth birthday.

     3.2 To the extent not inconsistent with any otherwise applicable federal, state, or local law (including common law) or regulation, or with the Articles of Incorporation and Bylaws of the Company or the Bank, and for so long as Bullock is not in material breach of this Agreement, the Company agrees that it will affirmatively recommend to its Nominating and Directors Committee (the "Committee") that the Committee nominate Bullock for re-election to the Board of Directors of the Company, pursuant to Article VI, Section 8, of the Bylaws of the Company, upon the expiration of Bullock's present term and each succeeding term as a member of the Board of Directors of the Company, until the first annual meeting of the shareholders of the Company following Bullock's seventieth birthday.

     3.3 To the extent not inconsistent with any otherwise applicable federal, state, or local law (including common law) or regulation, or with the Articles of Incorporation and Bylaws of the Company or the Bank, in the event that (i) Bullock is no longer serving as a Director of the Bank and (ii) the Trust and Bullock's immediate family (defined as himself, his spouse, children,


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and grandchildren) combined continue to own more than three percent (3%) of the
Common Stock of the Company, the Company agrees that it will elect a representative of the Trust or of Bullock's immediate family (whose identity is made known to the Company by the Trust or family) prior to the annual meeting of the shareholders of the Bank) as a member of the Board of Directors of the Bank at each annual meeting of the shareholders of the Bank. The Company agrees that any representative of the Trust of family so elected who resides outside Maine shall be reimbursed for all reasonable travel and lodging expenses to attend meetings of the Board of Directors of the Company and other functions or meetings as appropriate.

     3.4 To the extent not inconsistent with any otherwise applicable federal, state, or local law (including common law) or regulation, or with the Articles of Incorporation and Bylaws of the Company or Bank, the Company agrees that in the event (i) Bullock is no longer serving as a Director of the Company and (ii) the Trust and Bullock's immediate family (defined as above) combined continue to own more than three percent (3%) of the Common Stock of the Company, the Company agrees that it will affirmatively recommend to the Committee that the Committee nominate for election to the Board of Directors of the Company, pursuant to
Article VI, Section 8, of the Bylaws of the Company, a representative of the Trust or of Bullock's immediate family (whose identity is made known to the Company by the Trust or family prior to the annual meeting of the shareholders of the Company). The Company agrees that any representative of the Trust or family elected following such nomination, who resides outside Maine, shall be reimbursed for all reasonable travel and lodging expenses to attend meetings of the Board of Directors of the Company and other functions or meetings as appropriate.

     3.5 Should Bullock cease to reside within twenty-five (25) miles of Bangor, Maine, he shall be reimbursed by the Company for all reasonable travel and lodging expenses associated with his attendance at Company and/or Bank Board meetings and related functions or in connection with the other services to be provided pursuant to this agreement, provided that such reimbursement shall not exceed $10,000 in any twelve (12) month period unless approved by the Bank and/or Company.

     4.0 TERM

     4.1 Unless earlier terminated by mutual consent of the parties, this Agreement shall terminate on the later to occur of (i) Bullock ceasing to serve as a member of the Board of Directors of both the Company and the Bank, (ii) the ceasing of the Trust, and/or Bullock's immediate family (as defined above) combined, to own more than three percent (3%) of the Common Stock of the Company, and (iii) the death of Bullock's spouse.

     5.0 MISCELLANEOUS

     5.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Maine.

     5.2 The Trust, Bullock's spouse, and the remainder of Bullock's immediate family (as defined above) are intended third-party beneficiaries of this Agreement.


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     5.3 The waiver by either party of a breach of any provision of this
Agreement shall not operate or be construed as a waiver of any subsequent breach. No waiver shall be valid or effective unless in writing and signed by the party against whom waiver is being asserted.

     5.4 Bullock acknowledges that the services to be rendered by him are unique and personal. Accordingly, Bullock may not assign any of his rights or delegate any of his duties or obligations under this Agreement. This Agreement shall be and is intended to be binding on, and shall inure to the benefit of, the Company (whether or not a controlling interest of its Common Stock is acquired by any person or persons who do not currently own a controlling interest), any person who purchases, directly or indirectly, substantially all of the assets of the Company or the Bank, and the Company's successors or assigns, through reorganization, merger, or any other form of transaction.

     5.5 The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision of this Agreement.

     5.6 This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all such counterparts together will constitute but one Agreement.

     5.7 The terms and provisions contained in this Agreement constitute the entire Agreement between the parties with respect to the subject matter hereof. This Agreement supersedes all previous communications, representations or Agreements, either verbal or written, between the parties.

                                    MERRILL MERCHANTS BANCSHARES, INC.


                                    By   /s/ EDWIN N. CLIFT
                                      ------------------------------------------
                                      Edwin N. Clift, President

                                        /s/ WILLIAM C. BULLOCK, JR.
                                      -----------------------------------------
                                      WILLIAM C. BULLOCK, JR.